SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the "Agreement"), effective as of the day upon which all parties to this Agreement have fully and finally executed this Agreement (the "Effective Date"), is by and between Chicony Power Technology Co., Ltd. ("Chicony") and Comarco, Inc. ("Comarco"). Chicony and Comarco are sometimes referred to collectively as the "Parties." This Agreement is made with reference to the following facts:

RECITALS

A. Comarco is a California corporation that, among other things, designs and sells universal power adapters capable of powering and charging the majority of laptop computers on the market, including Dell and Hewlett Packard laptops. Comarco's universal adapters include interchangeable tips and variable voltage technology also known as output programmability. As used herein, the term "Universal Adapter" shall mean a laptop adapter with interchangeable tips capable of powering and charging batteries for multiple brands and models of laptops.

B. Chicony is a Taiwanese company that manufactures, among other things, power adapters and power supplies. Chicony designs and manufactures the "brick" portion of laptop power adapters and sources components such as tips and connectors for the adapters.

C. In 2008, Comarco agreed to supply to Targus a universal power adapter referred to as the Bronx adapter. Comarco selected Chicony as its contract manufacturer for the Bronx. A brick designed by Chicony was modified and used for the Bronx adapter. The tips and connectors used for the Bronx were designed by Comarco.

D. The Bronx adapters were recalled in April 2010. Disputes arose between Comarco and Chicony as to which company was liable for the costs of the recall. On April 26, 2011, Chicony filed suit in the Superior Court of California, County of Orange, action number 30-2011-00470249 ("Action") seeking payment for Bronx adapters it had shipped to Comarco. Thereafter, Comarco denied the allegations in Chicony's Complaint and filed a Cross-Complaint seeking recovery for damages it incurred as a result of the recall based on theories of breach of contract, breach of warranty and indemnification claims. Chicony denied the allegations in Comarco's Cross-Complaint.

E. In late summer 2010, Chicony began selling Universal Adapters to Targus that were referred to as the Martin adapters.

F. In April 2013, Comarco filed its First Amended Cross-Complaint adding causes of action, including for tortious interference, asserting damages related to Chicony selling Martin adapters to Targus. Chicony denied the allegations in Comarco's Amended Cross-Complaint. After the amendment, Comarco alleged, among other things, that Chicony's sale of the Martin adapters interfered with its contractual relations with Targus and its prospective economic relationship with Targus, and that Chicony had misappropriated Comarco's intellectual property that Chicony incorporated in the Martin adapters, including, but not limited to, intellectual property that allowed the Martin adapters to charge Dell and Hewlett Packard laptop batteries.

G. The case proceeded to trial in November 2013 before the Honorable Steven Perk. The jury returned a verdict on February 4, 2014. In its verdict, the jury awarded Chicony $1,153,240.07 for its claim for account stated and awarded Comarco $10,880,228.40 for its claims of breach of contract, breach of the implied covenant of good faith and fair dealing,

breach of express warranty, breach of express indemnity and intentional interference with prospective economic advantage.

H. Chicony has filed post-trial motions for prejudgment interest and to set aside the verdict in favor of Comarco and/or for a new trial. Comarco has filed post-trial motions for prejudgment interest, to set aside the verdict in favor of Chicony and for attorneys' fees, expert fees, interest and costs. Chicony obtained an order from the Court staying execution of the judgment pending ten days after the last day to file a notice of appeal.

I. The Parties to this Agreement successfully mediated this case before the Honorable James Gray and now wish to fully and finally resolve all disputes between them. The Parties have investigated their respective claims and defenses to their satisfaction. The Parties are satisfied that they have full and complete knowledge of the relevant facts and circumstances related to such claims and defenses. In the interest of fully and finally resolving all disputes as between the Parties, and after consultation with their respective counsel, the Parties are entering into this Agreement.

NOW, THEREFORE, for and in consideration of the promises contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT AND RELEASE

1. Incorporation of Recitals. The recitals set forth above are incorporated by reference and made a material part hereof.

2. Consideration. In consideration of the covenants undertaken and releases given herein by the Parties and in lieu of Comarco paying Chicony the $1,153,240.07 or Chicony paying Comarco the $10,880,228.40 awarded in the judgment or any other costs or fees related thereto, Chicony will pay Comarco seven million six hundred thousand dollars ($7,600,000.00) as follows:

a. Four million dollars ($4,000,000.00) will be paid by wire transfer by 4:00 p.m. Pacific Daylight Time ("PDT") on May 16, 2014.

b. The remaining three million six hundred thousand dollars ($3,600,000.00) will be paid by wire transfer by 4:00 p.m. PDT on June 2, 2014.

c. The payments shall be wire transferred to the Julander, Brown & Bollard Client Trust Account, account number 009360604802, ABA Number 053100300 located at First Citizens Bank, 26980 Crown Valley Parkway, Mission Viejo, CA 92691, referencing 3COM01-02.

d. Subject to paragraphs 2.e and 2.f, the releases and covenant not to sue provided herein shall not become effective, and the Action will continue, unless and until the payments pursuant to Sections 2.a and 2.b above have been timely made.

e. Notwithstanding the provisions in paragraph 2.d, to the extent any failure by Chicony to make any of the payments referenced in paragraphs 2.a and 2.b in a timely manner is due to an act of God, transportation unavailability or delay, war conditions, governmental regulation or action, embargo, fire, flood, earthquake, tsunami, accident, strike or other labor trouble, acts or omissions by financial institutions, or any other cause beyond Chicony's

reasonable control, whether similar or dissimilar to the foregoing (collectively referred to as "Acts of God"), all of the terms of this Agreement shall continue to be binding, including, but not limited to, the releases and covenant not to sue, to the extent that Chicony makes the payments referenced in paragraphs 2.a and 2.b within three business days after the Acts of God no longer make Chicony's ability to pay impractical.

f. Notwithstanding the provisions in paragraph 2.d, if Chicony fails to make any of the payments referenced in paragraphs 2.a and/or 2.b in a timely manner for reasons other than provided for in paragraph 2.e, upon Chicony's receipt of written notice of such failure from Comarco ("Notice of Failure"), Chicony shall have three business days to cure such failure by making the subject payment plus $3,000 per day from the due date of the payment until the payment is in fact made. If Chicony in fact makes such payments within three business days upon receipt of Comarco's Notice of Failure, then all of the terms of this Agreement shall continue to be binding, including, but not limited to, the releases and covenant not to sue.

3. Acknowledgement of Satisfaction of Judgment. Within five business days after final payment of the consideration referred to in paragraph 2 above, Chicony and Comarco will file their respective executed Acknowledgement of Satisfaction of Judgment with the Court.

4. Release by Comarco. Comarco on behalf of itself, and its heirs, estates, dependents, executors, administrators, subrogees, insurers, creditors, current or former officers, directors, employees, attorneys, predecessors, assignors, successors, affiliated entities, parents, subsidiaries, representatives, assignees, successors in interest, and beneficiaries of any and all rights, interests and properties (collectively referred to as "Comarco Releasors"), releases, acquits and forever discharges Chicony and its current and former officers, directors, employees, attorneys, insurers, predecessors, assignors, successors, affiliated entities, parents, subsidiaries,

representatives, and assigns, and each of them (collectively referred to as the "Chicony Released Parties") from any and all claims, demands, actions, causes of action whether sounding in contract or in tort, any form of misappropriation or infringement of intellectual property including, but not limited to, patents (issued or pending), trade dress, trade secrets, trademarks and copyright (collectively referred to as "IP"), obligations, liabilities, indebtedness, breaches of contract, breaches of duty, negligence, claims for injunctive or other equitable relief, suits, liens, attorneys' fees, costs or expenses, of every nature whatsoever, known or unknown, fixed or contingent, arising at law or in equity, including, but not limited to, claims based upon or related to the matters in the Action including disputes that were or could have been raised in the Action and the First Amended Cross-Complaint ("Subject Matter").

5. Covenant Not to Sue.

a. Comarco Releasors release, acquit and forever discharge the Chicony Released Parties from any and all claims, demands, actions, causes of action whether sounding in contract or in tort, any form of misappropriation or infringement of Comarco's IP for sales by any of the Chicony Released Parties after the execution of this Agreement of the next five hundred thousand (500,000) Universal Adapters that allegedly infringe on any of Comarco's IP. Comarco Releasors covenant not to sue any of the Chicony Released Parties in any judicial, administrative, arbitral, regulatory or in any other manner seek to assert against any of the Chicony Released Parties any claims of infringement by any of the Chicony Released Parties of Comarco's IP for sales by any of the Chicony Released Parties after the execution of this Agreement of the next five hundred thousand (500,000) Universal Adapters that allegedly infringe on any of Comarco's IP (hereinafter "Future IP Claims"). Comarco Releasors further agree not to induce, encourage, and/or assist others to sue or bring a proceeding of any nature

against any of the Chicony Released Parties for Future IP Claims. Nothing herein shall be construed to preclude or prohibit Comarco from pursuing any of its legal rights or remedies against third parties.

b. Chicony shall make written reports to Comarco before the expiration of 30 days after the close of each Fiscal Quarter (as hereinafter defined), stating in each such report the number of Universal Adapters sold by Chicony during the preceding Fiscal Quarter. Each quarterly report shall be certified as true and correct by an officer of Chicony to the best of his or her knowledge. The close of a Fiscal Quarter means the last day of March, June, September, and December of each year.

6. Release by Chicony. Chicony on behalf of itself, and its heirs, estates, dependents, executors, administrators, subrogees, insurers, current or former officers, directors, employees, attorneys, predecessors, assignors, successors, affiliated entities, parents, subsidiaries, representatives, and assignees, successors in interest, and beneficiaries of any and all rights, interests and properties, releases, acquits and forever discharges Comarco and its current and former officers, directors, employees, attorneys, insurers, predecessors, assignors, successors, affiliated entities, parents, subsidiaries, representatives, and assigns, and each of them (collectively referred to as the "Comarco Released Parties") from any and all claims, demands, actions, causes of action whether sounding in contract or in tort, any form of misappropriation or infringement of IP, obligations, liabilities, indebtedness, breaches of contract, breaches of duty, negligence, claims for injunctive or other equitable relief, suits, liens, attorneys' fees, costs or expenses, of every nature whatsoever, known or unknown, fixed or contingent, arising at law or in equity, including, but not limited to, claims based upon or related to the Subject Matter.

7. Waiver of California Civil Code Section 1542. The Parties and each of them are hereby apprised of and, except as otherwise herein provided, waive any rights or benefits available to them under the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each of the Parties understands that if the facts relating in any manner to this Agreement are found to be other than or different from the facts now believed to be true, it accepts and assumes the risk and agrees that this Agreement, including, but not limited to, the release of claims and covenant not to sue, contained in it shall remain effective.

8. No Admission of Liability. The Parties acknowledge that this Agreement represents a compromise and does not constitute an admission of liability or responsibility on the part of any Party. Rather, each Party hereto denies all claims against it made by the other Party hereto. Neither the fact of, nor any provision of, this Agreement, nor any action taken pursuant to this Agreement, shall constitute or be construed as an admission with respect to any claim or fact alleged by any of the Parties hereto. In particular, nothing in this Agreement shall be construed as an admission by either Party that Chicony has utilized or utilizes Comarco's IP in any of its products, that Chicony is liable to Comarco for any claim of infringing Comarco's IP, that Chicony recognizes the validity and/or enforceability of any of Comarco's IP or any IP

associated with Comarco, or that Comarco has consented to Chicony's use of Comarco's IP. This Agreement and the terms herein shall not be admissible in any action by either of the Parties against one another for any purpose other than an action to enforce the terms of this Agreement.

9. Non-Assignment of Released Claims. Each of the Parties represents and warrants that it has not assigned, transferred, or conveyed, voluntarily or involuntarily, any of the claims released herein and that each of the Parties has the full right and authority to sign this Agreement.

10. Advice of Counsel. Each of the Parties represents and acknowledges that before signing this Agreement, counsel for such party has fully explained the terms of this Agreement and how the Agreement affects such party's legal rights. Each of the Parties further represents that they have executed this Agreement voluntarily and without fraud, duress, or undue influence.

11. Agreement Read and Understood. Each of the Parties warrants and represents that they have read this Agreement in its entirety and understands the Agreement and its legal effects.

12. Integrated Agreement. This Agreement constitutes the entire agreement between the Parties, and supersedes and replaces any prior negotiations or agreements among them that relate in any manner to the claims released herein ("Released Claims"), the covenant not to sue or the Subject Matter, and each of them, whether written or oral. Each of the Parties acknowledges that no Party, agent or representative of the other Party has made any promise, representation or warranty, express or implied, not expressly contained in this Agreement that induced the other Party to sign this document.

13. Waiver. The failure of any of the Parties to enforce any term or provision of this Agreement shall not constitute a waiver of its right to enforce the same term or provision or any other term or provision thereafter. No waiver by any of the Parties of any term or provision of this Agreement shall constitute a waiver of any other term or provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided in writing.

14. Amendments and Modifications. This Agreement can be changed only by an instrument in writing and signed by the Party against whom enforcement of any waiver, change or modification is sought.

15. Interpretation. This Agreement has been fully negotiated between the Parties and shall be interpreted as drafted jointly by them.

16. Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

17. Pronouns. The pronouns "its," "her" and "his" are used only for convenience and when any such pronouns is used it includes a reference, where appropriate, to the pronouns "he," "she" or "it."

18. Additional Documents and Actions. Each of the Parties agrees to execute and deliver to the others all additional documents, instruments and agreements, and to take such additional actions, reasonably required to implement the terms of this Agreement and to effectuate its intent, including without limitation filing the Acknowledgements of Satisfaction of Judgment.

19. Invalidity of One Provision; Severability. In the event any clause, sentence, term or provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining clauses, sentences, terms or provisions shall not be affected and such illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

20. Binding on Heirs, Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of each of the Parties and their respective heirs, successors and assigns, and each of them.

21. Attorneys' Fees and Costs. Each of the Parties shall be responsible for and bear its own attorneys' fees, expert fees and costs incurred in connection with the Subject Matter.

22. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Any of the Parties may deliver its signature to this Agreement by facsimile, email or other electronic means. Any of the Parties that receive an executed signature page from any of the other Parties by facsimile, email or other electronic means may rely upon such signature as if it was a signed original.

23. Authority to Enter Into This Agreement. Each of the Parties represents and warrants that it has the full right and authority to enter into this Agreement, and the officer, employee, agent, attorney or other representative executing this Agreement on its behalf has the full right and authority to do so, and to fully commit and bind the settling party to this Agreement.

24. Notices. Any and all notices, demands or other communications required or permitted to be given to a party hereunder (any of which, for purposes of this provision, a "Notice") shall be given by (i) facsimile and email at the numbers and email addresses below, (ii) by personal delivery to the addresses below, or (iii) by express delivery by a recognized courier (such as DHL or Federal Express) delivered to the addresses below with a guaranteed delivery of date of not more than three days from the date the Notice is sent. Notices given (i) personally or by express courier service shall be conclusively deemed received at the time of delivery and receipt (or upon the date of attempted delivery where receipt is refused); (ii) by facsimile shall be conclusively deemed received upon the delivering party's written confirmation of facsimile transmission; and (iii) by email shall be conclusively deemed given at the time sent unless a notice of non-delivery or similar notice is generated. Any Notice shall be addressed as follows:

If to Comarco:

Tom Lanni
25541 Commerce Center Drive
Lake Forest, California 92630-8870
Tel: 949-599-7400
Fax: 949-599-1430
tlanni@comarco.com

With Copies To:

William C. Bollard and Catherine A. Close
JULANDER, BROWN & BOLLARD
9110 Irvine Center Drive
Irvine, California 92618
Tel: 949-477-2100
Fax: 949-477-6355
william@jbblaw.com
cac@jbblaw.com

If to Chicony:

Jerry Lee, Chicony Electronics Co., Ltd., Legal Department, for
Chicony Power Technology Co., Ltd.

No. 25,Wu-Gong 6th Rd.,
Wu Ku Industrial Park,
Taipei Hsien, Taiwan R.O.C.
Tel: 886-2-2298 8120
Fax: 886-2-2298 0593
JerryLee@chicony.com.tw

With Copies To:

Richard A. Ergo and Cathleen S. Huang
Bowles & Verna LLP
2121 North California Boulevard, Suite 875
Walnut Creek, California 94956
Tel: 935-935-3300
Fax: 925-935-0371
raergo@bowlesverna.com
chuang@bowlesverna.com

Any party may change its Notice address or may designate additional parties to receive Notices by written notice given in the manner provided herein.

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties on the dates set out below.

Dated: May 14, 2014

Comarco, Inc.

By: ______________________
Tom Lanni, CEO

Dated: May 15, 2014

Chicony Power Technology Co., Ltd.

By: ______________________
Peter Tseng, President